FOR IMMEDIATE RELEASE

Contacts
Rob Collins	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
1.866.799.5577	investors@voicemobility.com

Voice Mobility Closes Unit Financing

VANCOUVER, BC, CANADA – February 25, 2010 – Voice Mobility International, Inc. (the “Company”) (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced that, effective February 24, 2010, it closed a unit financing for gross proceeds of Cdn.$259,000.

Each unit consisted of one common share of the Company and one common share purchase warrant.  Each share purchase warrant will entitle the holder to purchase one common share of the Company at the price of Cdn$0.08 per share for a period of five years from the closing of the private placement. Additionally, an aggregate of 323,750 common shares were issued to finders.

The shares and warrants issued pursuant to this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

About Voice Mobility International, Inc.

Voice Mobility develops and markets the UCN 250 unified messaging platform. It is a highly scalable, robust and partitionable Linux based, voicemail and unified messaging solution built for carrier, mid to large size enterprise, government, health care and campus environments. The UCN 250 is perfect for Octel and Sierra migrations and has specially designed tools to ensure for a seamless migration from legacy technology. The flexible nature of the 250 platform allows customers to choose whether they would like to deploy unified messaging on premise, as UMaaS or hosted service, or as a managed service. The capabilities of the UCN 250 deliver unified messaging the way the customer wants. For more information please visit us at www.voicemobility.com and see the Voice Mobility advantage.

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